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                                                                    EXHIBIT 9(d)

                    BOOK-ENTRY-ONLY INVESTMENT COMPANY ISSUES

                            Letter of Representations


                          THE SELECT SECTOR SPDR TRUST


                                                                          [Date]

Attention: General Counsel's Office
The Depository Trust Company
55 Water Street 49th Floor
New York, NY 10041-0099

                  Re:              THE SELECT SECTOR SPDR TRUST




                                   [Issue Description, including CUSIP number]

Ladies and Gentlemen:
This letter sets forth our understanding with respect to certain matters relating to the above referenced shares of beneficial interest (the
"Securities") CUSIP number              . The Securities in an investment
company were created by a declaration of trust or other such document authorizing the issuance of the Securities dated June 9,1998. The Trust is distributing the Securities through The Depository Trust Company ("DTC").

To induce DTC to accept the Securities as eligible for deposit at DTC, and to act in accordance with its Rules with respect to the Securities, the Trust makes the following representations to DTC:

       1. Prior to closing on the Securities on                 there shall be
deposited with the Trust as custodian for DTC, one or more Security certificates registered in DTC's nominee, Cede & Co., representing 100% of the Securities on deposit with DTC, as set forth on Schedule A hereto. The Security certificate(s) shall remain in the Trust's custody as a "Balance Certificate" subject to the provisions of the Balance Certificate Agreement between the Trust and DTC currently in effect. If, however, the aggregate offering value of any Security exceeds $200 million, one certificate will be issued with respect to each $200 million of offering value and an additional certificate will be issued with respect to any remaining offering value. Each Security certificate shall bear the legend below:

         Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Trust or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY
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         TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO
         ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

       2. The Trust (a) understands that DTC has no obligation to, and will not, communicate to its participants ("Participants') or to any person having an interest in the Securities any information contained in the Security certificate(s); and (b) acknowledges that neither DTC's Participants nor any person having an interest in the Securities shall be deemed to have notice of the provisions of the Security certificate(s) by virtue of submission of such certificate(s) to DTC.

        3. In the event of any solicitation of consents from or voting by holders of the Securities, the Trust shall establish a record date for such purposes (with no provision for revocation of consents or votes by subsequent holders) and shall send notice of such record date to DTC not less than 15 calendar days in advance of such record date. Notices to DTC pursuant to this Paragraph by telecopy shall be sent to DTC's Reorganization Department at (212) 855-5181 or (212) 855-5182, and receipt of such notices shall be confirmed by telephoning (212) 855-5202. Notices to DTC pursuant to this Paragraph by mail or by any other means shall be sent to DTC's Reorganization Department as indicated in Paragraph 6.

         4. On each day on which the Trust is open for business and on which it receives an instruction originated by a DTC Participant through DTC's Deposit/Withdrawal at Custodian ("DWAC") system to increase the Participant's account by a specified number of shares of beneficial interest (a "Deposit Instruction"), the Trust shall, before 6:30 p.m. (Eastern Time) that day, either approve or cancel the Deposit Instruction through the DWAC system.

         On each day on which the Trust is open for business and on which it receives an instruction originated by a Participant through DTC's Deposit/Withdrawal at Custodian ("DWAC") system to decrease ant's account by a specified number of units of interest (a "Withdrawal Instruction"), the Trust shall, before 6:30 p.m. (Eastern Time) that day, either approve or cancel the Withdrawal Instruction through the DWAC system.

         The Trust agrees that its approval of a Deposit or Withdrawal Instruction shall be deemed to be the receipt by DTC of a new reregistered certificated security on registration of transfer to the name of Cede & Co. for the quantity of Securities evidenced by the Balance Certificate after the Deposit or Withdrawal Instruction is effected.

         5. The Trust shall confirm in writing the number of shares of beneficial interest represented by the Balance Certificate as often as DTC may reasonably request.

         6. Except for termination of the Trust, the Securities will not be callable or otherwise redeemable except at the option of the holders. In the event of termination, except by vote of the holders, and to the extent possible in the event of termination by vote of the holders, the Trust shall give DTC notice of such event not less than 30 days nor more than 60 days prior to the termination date.

         Such notice, if by telecopy, shall be sent to DTC's Reorganization Department at (212) 855-5488 and receipt of such notice shall be confirmed by telephoning (212) 855-5290. Notices to DTC pursuant to the above by mail or by any other means shall be sent to:

                              Manager; Reorganization Department
                              Reorganization Window
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                              The Depository Trust Company
                              55 Water Street 50th Floor
                              New York, NY 10041-0099

         7. In the event of a distribution or payment with respect to the Securities, the Trust shall establish a record date for such purposes and shall send notice to DTC not less than 15 calendar days in advance of such record date. The Trust shall also notify DTC of the distribution date for any distribution of income with respect to the Securities. On the record date., the Trust shall notify DTC of the amount per unit of any such distribution. This notice shall be marked "TIME CRITICAL" and forwarded by telecopy to DTC's Dividend Department at (212) 855-4555 or by hand delivery (with receipt)to:

                              Manager; Announcements
                              Dividend Department
                              The Depository Trust Company
                              55 Water Street 25th Floor
                              New York, NY 10041-0099

         8. General notices, other than notices of distributions, to DTC shall be forwarded by telecopy to DTC's Reorganization Department at (212) 855-5488 , and receipt of such notices shall be confirmed by telephoning (212) 855-5135. Such notices sent by mail or by any other means shall be sent to the address set forth in paragraph 6.

         9. DTC shall provide to the Trust, at it's request and expense, listings of the positions of Participants ("Security Position Listings") with respect to the Securities. The Trust shall provide DTC's Proxy Unit, with a written request indicating: (a) the CUSIP number; (b) the purpose of the request; and (c) the request dates of such listing(s). The Trust will also provide DTC with such exemplars of signatures and authorizations to act as may reasonably be deemed necessary by DTC to permit DTC to discharge its obligations to its Participants and regulatory authorities upon DTC's request.

         Requests for Security Position Listings shall be sent to DTC's Reorganization Department by telecopy at (212) 855-5183 and receipt of such requests shall be confirmed by telephoning (212) 855-5200. Requests by mail or any other means shall be addressed to:

                                     Supervisor; Proxy Unit
                                     Reorganization Department
                                     The Depository Trust Company
                                     55 Water Street 50th Floor
                                     New York, NY 10041-0099

         10. All notices and payment advices sent to DTC shall contain the CUSIP number of the Securities and the accompanying description of such Securities as indicated on Schedule A hereto and the accompanying description of such Securities.

         11. After establishing the dividend or distribution payment to be made on the Securities in question, the Trust will notify DTC's Dividend Department of the payment and payment date not less than five business days prior to the effective date for such transaction.

         12. The Trust shall provide a written notice of dividend payment information to a standard dividend announcement service subscribed to by DTC as soon as the information is available. The Trust shall also
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provide such notice directly to DTC electronically, as previously arranged by the Trust and DTC, as soon as the payment information is available. If electronic transmission has not been arranged, such notice shall be sent by telecopy to DTC's Dividend Department at (212) 855-4555 or (212) 855-4556, and receipt of such notice shall be confirmed by telephoning (212) 8554550. Notice to DTC pursuant to the above by mail or by any other means shall be sent to:

                              Manager; Announcements
                              Dividend Department
                              The Depository Trust Company
                              55 Water Street 25th Floor
                              New York, NY 10041-0099

         13. Dividend payments and distributions shall be received by Cede & Co. as nominee of DTC, or its registered assigns, in same-day funds no later than 2:30 p.m. (Eastern Time) on each payment date. Absent any other arrangements between the Trust and DTC, such funds shall be wired as follows:

                              The Chase Manhattan Bank
                              ABA # 021 000 021
                              For credit to a/c Cede & Co.
                              c/o The Depository Trust Company
                              Dividend Deposit Account # 066-026776

           14. The Trust shall provide DTC, no later than 12:00 noon (Eastern
Time) on each payment date, automated notification of CUSIP-level detail. If the circumstances prevent the funds paid to DTC from equaling the dollar amount associated with the detail payments by 12:00 noon (Eastern Time), the Trust must provide CUSIP-level reconciliation to DTC no later than 2:30 p.m. (Eastern
Time). Reconciliation can be provided by automated means or written format.

           15. DTC may direct the Trust to use any other number or address as the number or address to which notices or payments of dividends or distributions may be sent.

           16. In the event that the Trust determines that beneficial owners of Securities shall be able to obtain certificated Securities, the Trust shall notify DTC of the availability of certificates. In such event, the Trust shall issue, transfer and exchange certificates in appropriate amounts, as required by DTC and others.

            17. DTC may discontinue providing its services as securities depository with respect to the Securities at any time by giving reasonable notice to the Trust (at which time DTC will confirm with the Trustee aggregate principal amount of Securities outstanding). Under such circumstances, at DTC's request, the Trust shall cooperate fully with DTC by taking appropriate action to make available one or more separate certificates evidencing Securities to any DTC Participant having Securities credited to its DTC accounts.

         18. This Letter of Representations may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts together shall constitute but one and the same instrument.

         19. This Letter of Representations is governed by, and shall be constructed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.
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                20. The following rider(s), attached hereto. are hereby
                incorporated into this Letter of Representations:



Notes:
A. If there is an Agent (as defined in this Letter of Representations), Agent, as well as Issuer, must sign this Letter. If there is no Agent. in signing this Letter Issuer itself undertakes to perform all of the obligations set forth herein.

B. Schedule B contains statements that DTC believes accurately describe DTC, the method of effecting book-entry transfers of securities distributed through DTC. and certain related matters.

                                Very truly yours,

                                       By:
                                             (Authorized Officer's Signature)


                                       By:
                                             (Authorized Officer's Signature)

Received and Accepted:
THE DEPOSITORY TRUST COMPANY


By:


         cc:      Underwriter
         Underwriter's Counsel
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                                                                      SCHEDULE A


                                (Describe Issue)

         CUSIP Number              Share Total              Offering ($) Value
         ------------              -----------              ------------------



                                                                      SCHEDULE B

                        SAMPLE OFFERING DOCUMENT LANGUAGE
                       DESCRIBING BOOK-ENTRY-ONLY ISSUANCE
  (Prepared by DTC-bracketed material may be applicable only to certain issues)

         1. The Depository Trust Company ("DTC'), New York NY, will act as securities depository for the securities (the "Securities"). The Securities will be issued as fully-registered securities registered in Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Security certificate will be issued for [each issue of] Securities, [each] in the aggregate principal amount of such issue, and will be deposited with DTC. [If, however. the aggregate principal amount of [any] issue exceeds $200 million, one certificate will be issued with respect to each $200 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue].

           2. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System a "clearing corporation" within the meaning of the New York Uniform Commercial Code , and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act
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of 1934. DTC holds Securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlements among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is, owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship, with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules, applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

         3. Purchases of Securities under the DTC system must be made by or through Direct Participants, which Will receive a credit for the Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial owners. Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.

         4. To facilitate subsequent transfers, all Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         5. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. [Beneficial Owners of Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults. and proposed amendments to the Security documents. Beneficial Owners of Securities may wish to ascertain that the nominee holding the Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners, or in the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.]

         [6. Redemption notices shall be sent to DTC. If less than all of the Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.]

         7. Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct
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Participants to whose accounts the. Securities are credited on the record date
(identified in a listing attached to the Omnibus Proxy)

         8. Redemption proceeds, distributions, and dividend payments on the Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from the Trust, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, or the Trust, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment or redemptions proceeds, distributions, and dividends to Cede & Co. is the responsibility of the Trust disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

         [9. A Beneficial Owner shall give notice to elect to have its Securities purchased or tendered, through its Participant, to [Tender/Remarketing Agent or] or the Trust, shall effect delivery or such Securities by causing the Direct Participant to transfer the participant's interest in the Securities on DTC's records, to [Tender/Remarketing Agent or) the Trust. The requirement for physical delivery of Securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Securities are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered securities to [Tender/Remarketing Agent's or] the Trusts DTC account.]

         10. DTC may discontinue providing its services as securities depository with respect to the Securities at any time-by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depository is not obtained, Security certificates are required to be printed and delivered.

         11. The Trust may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Security certificates will be printed and delivered.

         12. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust believes to be reliable, but the Trust takes no responsibility for the accuracy thereof.